Exhibit 10.2

Supplemental Executive Retirement Plan

Amended and Restated Effective January 1, 2005

Article 1

Description, Purpose and Definitions

1.1   Name. The name of this Plan is the “The First National Bank of Jeffersonville Supplemental Executive Retirement Plan.”

1.2   Purpose. The purpose of this Plan is to promote the recruitment and retention of high quality management personnel by providing an additional source of retirement income to supplement that available to participants from other sources. The amended and restated Plan reflects changes necessary to bring the Plan into compliance with the requirements Section 409A of the Code with respect to benefits accruing after December 31, 2004. The provisions of the Plan in effect prior to this amendment and restatement shall govern the treatment of benefits that accrued prior to January 1, 2005.

1.3   Definitions. For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

"Bank" is The First National Bank of Jeffersonville, Jeffersonville, New York.

"Cause" means termination of employment because of the Participant=s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

"Change in Control" means an event deemed to occur on the earliest of:

i.	The acquisition by any entity, person or group (other than the acquisition by a tax-qualified retirement plan sponsored by the Bank and the Bank) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 25% of the outstanding capital stock of the Company or the Bank entitled to vote for the election of directors ("Voting Stock");

ii.	The commencement by any entity, person, or group (other than the Bank or the Bank, a subsidiary, or a tax-qualified retirement plan sponsored by the Company or the Bank) of a tender offer or an exchange offer for more than 25% of the outstanding Voting Stock of the Company or the Bank;

iii.	The effective time of (x) a merger or consolidation of the Bank or the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of the Company or the Bank immediately prior to such merger exercise voting control less than 51% of the Voting Stock of the surviving or resulting corporation, or (y) a transfer of substantially all of the property of the Company or the Bank other than to an entity of which the Company or the Bank owns at least 51% of the Voting Stock; and

iv.	At such time that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of the Company or the Bank (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

"Company" means Jeffersonville Bancorp, a New York corporation.

"Disability" means a physical or mental condition which constitutes a disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

"Eligible Employee" means one of a select group of management and highly compensated employees of the Bank who, is designated by the Administrator as a Participant in the Plan or who is identified in Appendix A as a Participant.

"Final Average Earnings" and "Years of Service" shall have the meanings given them in the First National Bank of Jeffersonville Employees Pension Plan (the "Pension Plan") at the time a Participant's eligibility for benefits under this Plan or the amount of such benefits is being determined; provided, however, that Final Average Earnings shall be determined without regard to any limitation on the maximum dollar amount of compensation taken into account under the pension plan pursuant to Internal Revenue Code Section 401 (a)(17) or any similar provision of law.

"Participant; means an Eligible Employee who has been selected by the Administrator to participate in the Plan or who is identified in Appendix A.

"Social Security Benefit" means the amount, as determined by the Administrator in its discretion and based upon the Participant's estimated earnings history to the date of his termination of employment with the Bank, to which a Participant will be entitled under the old age provisions of the Social Security Act upon attainment of the normal Social Security retirement age.

Article 2

Eligibility

2.1   Selection of Participants. After the effective date, an Eligible Employee shall become a Participant in the Plan only upon his selection by the Administrator. The Administrator shall give each Participant written notice of the commencement of his participation in the Plan. The initial Participants as of the effective date are identified in Appendix A to the Plan.

2.2   Entitlement to Benefits. Except to the extent provided in Section 3.6 and Article 7, a Participant shall become entitled to receive a benefit under the Plan only if his employment with the Bank terminates for reasons other than Cause after he has attained age 62. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant whose employment is terminated for Cause.

Article 3

Supplemental Retirement Benefits

3.1   Basic Benefit. Subject to the succeeding provisions of this Article, a Participant shall be entitled to an annual benefit equal to 70% of his Final Average Earnings upon the Participant's termination of employment at or after attaining age 65 with at least twenty Years of Service.

3.2   Service Reduction. A Participant's annual benefit under Section 3.1 shall be reduced by 2% for each year of Years of Service by which 20 exceeds the number of full Years of Service (rounded up to the nearest full year) that he has completed at the time his employment terminates.

3.3   Other Retirement Income Reduction.

A.	A Participant's annual benefit determined under the preceding provisions of this Article shall be reduced by the sum of the following amounts:

(1)	50% of the amount of the Participant's annual Social Security Benefit;

(2)	The amount of the Participant's annual benefit under the Pension Plan; and

(3)	The value of the Participant's annual benefit attributable to employer matching contributions to the Bank's 401(k) Plan.

B.	If any benefit described in Subsection A. is not payable as a single life annuity or does not commence at the same time as the Participant's benefit under this Plan, the Administrator shall, for purposes of this section, convert the value of such benefit into an actuarially equivalent single life annuity benefit commencing at the same time as the benefit under this Plan.

C.	If the Participant would be entitled to a benefit described in Subsection A but for his failure to apply for such benefit, Subsection A will be applied as if the Participant had applied for and received the benefit.

D.	Changes in a benefit described in Subsection A that occur after commencement of the Participant's benefit under this Plan because of changes in the plan or program under which the benefit is provided or because of cost of living adjustments will not change the amount of the reduction under Subsection A.

E.	With respect to benefits accruing after December 31, 2004, a Participant's benefits under Sections 3.1-3.4 shall only be payable upon the Participant's "separation from service." For purposes of this Section 3.3(E), a "separation from service" shall mean a termination of a Participant's services (whether as an employee or a an independent contractor) to the Bank, other than by reason of death or Disability. Whether a separation from service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period.

3.4   Early Retirement Reduction Factor. If a Participant's termination of employment occurs prior to the date the Participant attains age 65, but after attaining age 62, the Participant shall be entitled to a benefit determined under the Sections 3.1 and 3.3 if his age and Years of Service as of his termination date total at least 85. Such benefit shall be reduced by 2% for each point by which the sum of the Participant's age and Years of Service is less than 85.

3.5   Form of Benefit.

A.	Upon a Participant's entitlement to a benefit under this Plan, the Participant's benefit shall be paid in the form of (i) a single life annuity with 15 annual payments guaranteed or (ii) a lump sum which is actuarially equivalent to the annuity form of payment in (i), as designated by the Participant on an election form designated by the Bank for such purpose.

B.	With respect to benefits accrued prior to January 1, 2005, a Participant while employed by the Bank may change the form in which his benefits shall be paid by filing a revised election indicating such change at least one (I) calendar year prior to the date payments are to commence. Such election shall be irrevocable beginning one (1) calendar year prior to the date payments are to commence. No changes in the form of benefit payment shall be permitted following a Participant's termination of employment.

With respect to benefits accruing after December 31, 2004, if permitted by the Bank, but subject to limitations below, a Participant may elect to change the time or form of payment to him or her, by submitting a new Benefit Election Form to the Bank, provided the following conditions are met: (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by Bank; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. Notwithstanding anything in this Plan to the contrary, a Participant may modify a prior election under Section 3.6(A) (but only with respect to described in this subparagraph) on or before December 31, 2008 in accordance with the requirements of Section 409A of the Code and the transition relief issued thereunder.

3.6   Death and Disability Benefits.

A.	If a Participant dies while employed by the Bank after attaining age 55 and completing at least 10 Years of Service but prior to age 62, there shall be paid to such Participant's designated beneficiary an amount equal to 50% of the benefit the Participant would have received if the Participant had retired on the date immediately preceding his death and was deemed to satisfy the requirements of Section 3.1 relating to age and service and after taking into account the reductions specified in Section 3.3. Such benefit shall be paid in accordance with the Participant's election with no more than 15 payments made to the beneficiary of a Participant who elected an annuity payment.

B.	If a Participant who dies while employed by the Bank would have otherwise qualified for a benefit under Sections 3.1 – 3.4 of the Plan had he terminated employment on the date immediately preceding his date of death, the Participant's beneficiary shall receive such benefits in accordance with the Participant's election with no more than 15 payments made to the beneficiary of a Participant who elected an annuity payment.

C.	If a Participant who elects an annuity payment dies after benefit payments have commenced, such payment shall continue to be made to the Participant's beneficiary until the total number of payments made to Participant and his beneficiary equals 15.

D.	If a Participant terminates employment with the Bank by reason of Disability and is not otherwise eligible to receive a benefit under Sections 3.1 – 3.4 of the Plan on account of his termination, the Participant shall be entitled to a benefit equal to the amount accrued on the Bank's financial statements from the effective date of the Plan through the Participant's termination date (with appropriate adjustment for the year in which termination occurs to reflect accruals during the period since the date of the Bank's last audited financial statements) to reflect the liability associated with its obligation to the Participant under the Plan. This benefit shall be paid as provided in Section 3.7 in accordance with the Participant's election under Section 3.5 in either a lump sum or an actuarially equivalent single life annuity with 15 annual payments guaranteed.

E.	Each Participant may, on a form prescribed by and filed with the Administrator, designate a beneficiary to receive any death benefit payable under this section. If no effective beneficiary designation is on file at the time of the Participant's death, the death benefit under this section shall be paid as follows:

(1)	To the Participant's surviving spouse, or

(2)	If no spouse survives, to the Participant's surviving children in equal shares, with the descendants of a child who has predeceased the Participant taking such child's share by representation; or

(3)	If none of the Participant's spouse and descendants is living, to the representative of the Participant's estate.

F.	The automatic beneficiaries set forth in Subsection D. and, except as otherwise provided in the Participant's duly filed beneficiary designation, the beneficiaries named in such designation, shall become fixed at the Participant's death so that if a beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such beneficiary’s estate.

G.	Except as otherwise provided in Section 3.6, no benefit shall be payable following the death of a Participant whose employment terminated prior to death.

3.7	Time of Payment.

A.	Benefit payments made to a Participant or beneficiary in the form of an annuity shall commence not later than 60 days following the termination of the Participant's employment or death.

B.	A Benefit payment in the form of a lump sum payment shall be made not later than 60 days after the Participant's termination of employment or death.

C.	The benefit payable to any Participant or beneficiary in the form of an annuity may, in the Administrator's discretion, be paid in annual, semiannual, quarterly or monthly payments.

D.	Despite any contrary provision of this Plan, if, when the Participant's service terminates, the Participant is a "specified employee," as defined in Section 409A of the Code, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A, the Participant shall not be entitled to payment until the earliest of (i) the date that is at least six months after termination of the Participant's employment for reasons other than the Participant's death, (ii) the date of the Participant's death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A; provided, however, that the foregoing shall only apply to that portion of the Participant's benefit which accrued after December 31, 2004. If any provision of this Plan would subject the Participant to additional tax or interest under Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.

3.8	Payment in the Event of Incapacity or Minority. If the Administrator, in its discretion, determines that any person entitled to receive any payment under this Plan is physically, mentally or legally incapable of receiving or acknowledging receipt, and no legal representative has been appointed for such person, the Administrator in its discretion may (but shall not be required to) cause any sum otherwise payable to such person to be paid to such one or more as may be chosen by the Administrator from among the following: the institution maintaining such person, such person's spouse, children, parents or other relatives by blood or marriage, a custodian under any applicable Uniform Transfers to Minors Act or any other person determined by the Administrator to have incurred expense for such person. The Administrator's payment based upon its good faith determination of the incapacity of the person otherwise entitled to payments under this Plan and the existence of any other person specified above shall be conclusive and binding on all persons. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan to the extent of such payment.

Article 4

Source of Benefits

4.1	Employer Funds. This Plan is unfunded, and all benefits payable to Participants and beneficiaries shall be payable solely from the general assets of the Bank. No Participant shall be required or permitted to make any contribution to the Plan.

4.2	Trust Fund. The Bank may establish a trust from which part or all of the benefits under the Plan are to be paid. If a trust is established, all of the principal and income of such trust shall remain subject to the claims of the Bank’s creditors until applied to the payment of benefits.

4.3	Participant's Right to Funds. This Plan constitutes a mere promise by the Bank to make benefit payments in the future. Beneficial ownership of any assets, whether cash or investments, that the Bank may earmark or place in trust to pay the Participants' benefits under this Plan shall at all times remain in the Bank, and no Participant or beneficiary shall have any property interest in any specific assets of the Bank. To the extent a Participant or any other person acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

Article 5

Administration

5.1	Administrator. The Board of Directors of the Bank shall be the Administrator of the Plan. The Board may delegate any of its administrative functions to another person, subject to revocation of such delegation at any time.

5.2	Discretion. The Administrator shall have the discretionary power and authority to determine the individuals who shall become Participants in the Plan. The Administrator shall also have the discretionary power and authority, which it shall exercise in good faith, to determine whether a Participant is entitled to a benefit under the Plan, the identity of a Participant's beneficiary, and the amount and form of the benefit payable to any Participant or beneficiary. The Administrator shall have the discretion and authority to interpret the Plan and to make such rules and regulations as it deems necessary for the administration of the Plan and to carry out its purposes. The determinations of the Administrator shall be conclusive and binding on all persons.

5.3	Determination of Benefit. The Administrator's good faith determination of the benefits to which a Participant, surviving spouse, or beneficiary is entitled under this Plan shall be conclusive and binding on all persons; provided that this provision shall not preclude the Administrator's correcting any error the Administrator determines to have been made in the computation of any benefit. The Administrator shall be entitled to recover from any Participant or beneficiary, or from his estate, the amount of any overpayment of benefits and may reduce the amount of future benefits payable to any Participant or beneficiary by the amount of any overpayment made with respect to the Participant.

5.4	Benefit Claim Procedure. Within a reasonable period of time following a Participant's termination of employment, the Administrator will inform the Participant or the beneficiary of a deceased Participant of the amount of benefits, if any, payable from the Plan. Not later than 30 days after receipt of such notification, the Participant or beneficiary may file with the Administrator a written claim objecting to the amount of benefits payable under the Plan. The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial, a reference to the Plan provision that is the basis for the denial, a description of any additional material or information, if any, necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary and an explanation of the Plan's claim procedure. The claimant may file with the Administrator, not later than 60 days after receiving the Administrator's written decision, a written notice of request for review of the decision, and the claimant or the claimant's representative may review Plan documents which relate to the claim and may submit written comments to the Administrator. Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan's specific provisions where appropriate. The foregoing 90-and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator's control so require.

5.5	Indemnification. The Bank shall indemnify the Administrator and each other person to whom administrative functions are delegated against any and all liabilities that may arise out of their administration of the Plan, except those that are imposed on account of such person's willful misconduct.

5.6	Limitation of Authority. No person performing any administrative functions with respect to the Plan shall exercise, or participate in the exercise of, any discretion with respect to his own benefit under the Plan. This provision shall not preclude such person from exercising discretionary authority with respect to the generally applicable provisions of the Plan, even though such person's benefit may be affected by such exercise.

Article 6

Miscellaneous

6.1	Actuarial Equivalency. Whenever an actuarial equivalent must be determined under this Plan, it shall be determined in the same manner, and with the same interest and mortality factors, as such equivalent would be determined under the provisions of the Pension Plan in effect at the time such determination is made, or, if the Pension Plan is not in effect on such date, using reasonable actuarial factors elected by the Administrator in a manner consistent with the Pension Plan provisions in effect on the Plan effective date.

6.2	Termination of Employment. A Participant shall be deemed to have terminated employment for purposes of this Plan when he or she has ceased to provide service for the Bank as an employee.

6.3	Effective Date. This Plan was originally in 2003. The amended and restated plan is effective January 1, 2005.

6.4	No Employment Rights. Nothing contained in this Plan shall be construed as conferring upon any employee the right to continue in the employ of the Bank.

6.5	No Compensation Guarantees. Nothing contained in this Plan shall be construed as conferring upon any employee the right to receive any specific level of compensation; nor shall the Bank be prevented in any way from modifying the manner or form in which the employee is to be compensated.

6.6	Effect on Benefit Plans. Neither benefits accrued by a Participant under this Plan nor amounts paid pursuant to the Plan following the Participant's termination of employment shall be deemed to be salary or other compensation to the Participant for the purpose of computing benefits to which he or she may be entitled under any pension plan or other employee benefit plan or arrangement sponsored by the Bank, except to the extent such other plan expressly provides otherwise.

6.7	Rights and Benefits Not Assignable. The rights and benefits of a Participant and any other person or persons to whom payments may be made pursuant to this Plan are personal and, except for payments made to the representative of a person's estate which may be assigned to the persons entitled to such estate, shall not be subject to any voluntary or involuntary anticipation, alienation, sale, assignment, pledge, transfer, encumbrance, attachment, garnishment by creditors of the Participant or such person or other disposition.

6.8	Amendment and Termination.

A.	The Board of Directors of the Bank may amend this Plan in such manner as it deems advisable, provided that no amendment shall reduce the accrued benefit of any Participant, determined as of the date of the adoption of such amendment.

B.	The Bank may terminate this Plan at any time. No person shall accrue any additional benefits under the Plan following the date of its termination. However, the termination of the Plan shall not affect a Participant's right to receive payment of his accrued benefit (determined as of the date of the Plan's termination) upon termination of employment; provided the Participant would have been entitled to a benefit upon termination of employment if the Plan had not been terminated.

C.	For purposes of this Section 6.8, a Participant's accrued benefit shall mean 10% of the benefit the Participant would be entitled to receive at age 62 (assuming his continued employment to such date) for each Year of Service after the effective date of this Plan. Such benefit shall be determined by projecting the Participant's Final Average Earnings to age 62.

6.9	Governing Law. Except to the extent preempted by federal law, this Plan shall be construed in accordance with, and governed by, the laws of the State of New York without regard to rules relating to choice of law.

Article 7

Change in Control

7.1	Special Provisions. Notwithstanding anything in this Plan to the contrary, the following provisions shall apply upon and after the occurrence of a Change in Control:

A.	Five years shall be added to the age and Years of Service of a Participant for purposes of Section 2.2 and the provisions of Article 3.

B.	A Participant who is not otherwise entitled to a benefit under the Plan shall be entitled to a minimum benefit equal to 25% of his Final Average Earnings, regardless of the Participant's age or Years of Service at termination of employment. Payment of such benefit (which shall be subject to reduction as provided in Section 3.3) shall be made as provided in Section 3.5 upon the termination of the Participant's employment and in accordance with the Participant's election.

C.	Any amendment or termination of the Plan that reduces, impairs, or otherwise adversely affects a Participant's right to receive a benefit under this Plan which is adopted or effected, without the Participant's written consent and occurs during the 12 consecutive month period immediately preceding a Change in Control or following a Change in Control shall be null and void from the date of its adoption or effective date.

APPENDIX A

Hahn, Tatiana

Kinne, George

Riley, John

Russell, John

Walter, Ray

Zanetti, Wayne

The First National Bank of Jeffersonville

By /s/ John A. Russell

John A. Russell, Chief Financial Officer

January 13, 2010

CORPORATE RESOLUTION

RESOLVE, that the Directors of The First National Bank of Jeffersonville, as administrators of the Supplemental Executive Retirement Plan (SERP) authorize John A. Russell, SVP/Chief Financial Officer and George W. Kinne, SVP/Senior Loan Officer to participate in the plan and will be added to Appendix A.

The First National Bank of Jeffersonville

By /s/ John K. Gempler

John K. Gempler, Secretary

January 13, 2010